EXHIBIT 4.8

OVERLAND STORAGE, INC.

NOTICE OF INDUCEMENT RESTRICTED STOCK UNIT GRANT

As an inducement material to the hiring of the Grantee named below, Overland Storage, Inc., a California corporation (the “Company”), hereby grants to the Grantee an award (the “Award”) of the number of restricted stock units set forth below (the “Stock Units”). This Award is subject to all of the terms and conditions set forth herein and in the Inducement Restricted Stock Unit Agreement (attached hereto) which is incorporated herein in its entirety (the “Inducement Agreement”). This Award is not issued pursuant to the Company’s 2009 Equity Incentive Plan or any other equity incentive plan of the Company.

Name of Grantee:

Total Number of Stock Units Granted:

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:

The Stock Units subject to this Award will vest in six (6) equal installments, with the first installment vesting six (6) months after the Vesting Commencement Date and an additional installment vesting at the end of each six-month period thereafter, subject in each case to the Grantee’s continued “Service” (as defined in the Inducement Agreement) through the applicable vesting date.

In addition, this Award is subject to accelerated vesting as provided in Sections 3.1 and 6.3 of the Inducement Agreement.

The Grantee acknowledges receipt of, and represents that the Grantee has read, understands, accepts and agrees to the terms of this Notice of Inducement Restricted Stock Unit Grant (“Grant Notice”) and the Inducement Agreement. The Grantee hereby accepts the Award subject to all of its terms and conditions and further acknowledges that as of the Date of Grant, this Grant Notice and the Inducement Agreement set forth the entire understanding between the Grantee and the Company regarding the terms of the Award and supersede all prior oral and written agreements pertaining to the Award. All capitalized terms used but not defined herein have the meaning ascribed in the Inducement Agreement.

The Grantee further agrees that the Company may deliver by email all documents relating to this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Grantee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify the Grantee by email.

Grantee:	Overland Storage, Inc.

By:

Quality Review

Initials

OVERLAND STORAGE, INC.

INDUCEMENT RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Notice of Inducement Restricted Stock Unit Grant attached hereto (the “Grant Notice”) and this Inducement Restricted Stock Unit Agreement (the “Agreement”), Overland Storage, Inc., a California corporation (the “Company”), has granted to the Grantee named in the Grant Notice (“you” or the “Grantee”) an award (the “Award”) of the number of restricted stock units indicated in the Grant Notice, such number being subject to adjustment as provided in Section 6.1 below (the “Stock Units”).

The details of this Award are as follows:

1. Definitions And Construction.

1.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

“Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Common Shares are listed or quoted, applicable to the taking or refraining from taking of any action under the Agreement, including the administration of the Agreement and the issuance or transfer of the Agreement.

“Board” means the Company’s Board of Directors, as constituted from time to time.

“Cause” means any of the following: (i) your acts or omissions constituting reckless or willful misconduct with respect to your obligations or otherwise relating to the business of the Company that causes material harm to the Company or its reputation; (ii) your material breach of agreements with the Company, which breach you fail to cure within 30 days after receiving written notice from the Company that specifies the specific conduct giving rise to the alleged breach (if such breach is curable); (iii) your conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (iv) your willful neglect of duties as determined in the sole and exclusive discretion of the Company, which you fail to cure within 30 days after receiving written notice from the Company that specifies the specific duties that you have failed to perform (if such conduct is curable).

“Change in Control” means:

(1) Any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company (other than as a result of a purchase of shares directly from the Company in a capital-raising transaction);

(2) There occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction; or

(3) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of the Board, as described in Section 2.

“Common Share” means one share of the common stock of the Company.

“Company” means Overland Storage, Inc., a California corporation.

“Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

“Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

“Director” means a member of the Board of Directors of the Company.

“Disability” means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. The Disability of the Grantee shall be determined solely by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

“Domestic Relations Order” means a “domestic relations order” as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a “plan” in that definition shall be to the Agreement.

“Employee” means a common law employee of the Company, a Parent, a Subsidiary or an Affiliate. Notwithstanding the foregoing, if you are classified by the Company or a Parent, Subsidiary or Affiliate as (i) leased from or otherwise employed by a third party, (ii) an independent contractor, or (iii) an intermittent or temporary worker, you shall not be deemed an Employee. The Company’s or a Parent’s, Subsidiary’s or Affiliate’s classification of you as an “Employee” (or as not an “Employee”) for purposes of this Agreement shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. The Grantee shall not cease to be an Employee due to transfers between locations of the Company, or among the Company and a Parent, Subsidiary or Affiliate, or to any successor to the Company or a Parent, Subsidiary or Affiliate that assumes the Grantee’s Award under Section 6.3. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the market price of a Common Share determined by the Committee as follows:

(1) If the Common Shares were traded on a stock exchange (such as the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Common Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(2) If the Common Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(3) If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

“Good Reason” means that you voluntarily terminate employment with the Company following: (i) a reduction by the Company in your base salary as in effect immediately prior to such reduction unless (A) such reduction is part of a salary reduction plan across the the Company’s entire senior management team, (B) such reduction does not have a materially disproportionate effect on you in comparison to other members of the senior management team and (C) such reduction is not in excess of 10% of your base salary, (ii) a material and adverse change in your duties, position, reporting relationship or responsibilities, or the removal of you from such duties, position or responsibilities, (iii) a material breach of the any agreement between you and the Company; or (iv) the relocation of you to a facility or a location more than fifty (50) miles from your then present employment location; provided that, in any such case, you first provide written notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence, the Company has failed to cure such condition within the thirty (30) day period thereafter and you terminate employment within thirty (30) days of the end of such cure period.

“Outside Director” means a member of the Board who is not an Employee.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Date of Grant indicated in the Grant Notice shall be considered a Parent commencing as of such date.

“Securities Act” means the Securities Act of 1933, as amended.

“Service” means your service as an Employee, Outside Director or Consultant. Unless otherwise determined by the Committee or otherwise provided in the Agreement, Service shall continue notwithstanding a change in status from an Employee, Consultant or Outside Director to another such status. An event that causes a Parent, Subsidiary or Affiliate to cease having status as a Parent, Subsidiary or Affiliate shall be deemed to discontinue your Service unless you retain the status of Employee, Outside Director or Consultant of the Company or a remaining Parent, Subsidiary or Affiliate.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Date of Grant indicated in the Grant Notice shall be considered a Subsidiary commencing as of such date.

“Vesting Date” means a date on which an installment of the Award is scheduled to vest as provided in the Grant Notice.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. Administration.

2.1 Committee Composition. The Committee shall administer this Award. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

2.2 Committee Authority. Subject to the specific provisions and limitations of this Agreement, and Applicable Law, the Committee shall have the authority and power to (a) correct any defect, supply any omission, and reconcile any inconsistency in the Agreement, (b) accelerate the vesting, or extend the post-termination exercise term, or waive restrictions, of the Agreement at any time and under such terms and conditions as it deems appropriate, (c) interpret the Agreement, and (d) make all other decisions relating to the operation of the Agreement. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Agreement.

2.3 Scope of Discretion. On all matters for which the Agreement confers the authority, right or power on the Board, the Committee, or a secondary committee to make decisions, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive. Notwithstanding anything herein to the contrary, and except as provided in Section 9.2, the discretion of the Board, Committee or secondary committee is subject to the specific provisions and specific limitations of the Agreement, as well as all rights conferred by other agreements entered into pursuant to the Agreement.

2.4 Rules of Interpretation. Any reference to a “Section” without more, is to a Section of the Agreement. Captions and titles are used for convenience in the Agreement and shall not, by themselves, determine the meaning of the Agreement. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation or section as amended from time to time, both before and after the Date of Grant and including any successor provisions.

2.5 Unfunded Award. The Award and this Agreement shall be unfunded. Although bookkeeping accounts may be established with respect to the Grantee, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of the grant of the Award or the issuance of Common Shares. The Company and the Committee shall not be deemed to be a trustee of stock or other payment to be awarded under the Agreement. Any obligations of the Company to the Grantee shall be based solely upon this Agreement. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Committee shall be required to give any security or bond for the performance of any such obligations. As a holder of Stock Units, the Grantee has no rights other than the rights of a general creditor of the Company.

2.6 Limitation of Liability. The Company (or members of the Board, Committee or secondary committee) shall not be liable to the Grantee or other persons as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any unexpected or adverse tax consequence realized by the Grantee or other person due to the grant, receipt or settlement of the Agreement.

2.7 Electronic Communications. Subject to compliance with Applicable Law and/or regulations, the Agreement or other documentation or notices relating to the Agreement may be communicated to the Grantee by electronic media.

3. Vesting; Termination of Service.

3.1 Vesting; Acceleration on Certain Terminations.

(a) The Stock Units vest in installments, as shown in the Grant Notice.

(b) In addition, the Stock Units, to the extent then outstanding and unvested, will vest in full if either (i) the Grantee’s Service terminates because of the Grantee’s Disability or death, or (ii) a Change in Control occurs and, at any time within sixty (60) days before or two (2) years after the Change in Control, the Grantee’s Service is terminated by the Company without Cause or by the Grantee for Good Reason.

(c) In the event that the Grantee’s Service is terminated by the Company without Cause or by the Grantee for Good Reason and the Grantee is not entitled to full vesting of the Award under clause (b) above, (i) the Award will vest on the date of termination of the Grantee’s Service (the “Termination Date”) with respect to a number of Stock Units determined by multiplying (x) the number of then-outstanding and unvested Stock Units that would have otherwise vested on the next Vesting Date (if any) following the Grantee’s Termination Date (had the Grantee’s Service not terminated), by (y) a fraction, the numerator of which will be the number of whole months that have elapsed between the Vesting Date that immediately preceded the Termination Date (or, in the case of a termination prior to the initial Vesting Date, the Vesting Commencement Date) and the Termination Date, and the denominator of which will be six (6); and (ii) any Stock Units subject to the Award that are not vested after giving effect to the foregoing clause (i) shall terminate.

(d) The Stock Units are also subject to any rights to accelerated vesting the Grantee may have under any employment, severance, retention or similar agreement with the Company in effect on the Date of Grant specified in the Grant Notice (with any such acceleration rights to be applied, in the case of a termination of the Grantee’s Service other than in connection with a Change in Control, after giving effect to the prorated vesting described above).

3.2 Termination of Service Generally. Except as described above in Section 3.1, if the Grantee’s Service terminates for any reason, the Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Stock Units will immediately be cancelled, and the Grantee will receive no payment for such cancelled Stock Units. The Company determines when the Grantee’s Service terminates for purposes of the Award.

3.3 Leaves of Absence; Part-Time Work. For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. However, your Service terminates when the approved leave ends, unless you immediately return to active work. If you go on a leave of absence, then the vesting schedule specified in the Grant Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Grant Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

4. Stock Units; Payment of Award.

4.1 No Shareholder Rights. Your Stock Units carry neither voting rights nor rights to cash dividends. You have no rights as a shareholder of the Company unless and until your units are settled by issuing Common Shares in payment of the units as provided in Section 4.2.

4.2 Timing and Manner of Payment. Your units that become vested in accordance with the terms of this Agreement will be settled in the Company’s Common Shares on a one-for-one basis. Each unit that becomes vested on a Vesting Date will be settled on the earlier to occur of (x) the date that is two (2) trading days after the Company’s next earnings release that follows the applicable Vesting Date, and (y) the date that is seventy (70) days following the Vesting Date; provided, however, that in the event you have (prior to the applicable Vesting Date) entered into an irrevocable arrangement (on terms reasonably acceptable to the Company) with a third-party broker to use the proceeds of a sale of shares on the market to provide for tax withholding in connection with such vesting event and provided the terms of such arrangement to the Company (a “Broker Arrangement”), you and the Company agree that, unless and until otherwise provided by the Company, at the time of settlement of the vested units, the Company will (a) deliver to your designated broker a number of whole shares, valued at their then Fair Market Value, with a value equal to the withholding obligations of the Company or its Subsidiaries with respect to the portion of the award that vested on the related Vesting Date at the minimum applicable withholding rates (the “Minimum Withholding Obligations”), (b) retain a number of whole shares, valued at their then Fair Market Value, with a value equal to the Minimum Withholding Obligations (the “Retained Shares”), and (c) deliver to you the balance of the shares otherwise payable in respect of the vested units. In the case of a Broker Arrangement, the Company will deliver the Retained Shares to you promptly upon the Company’s receipt of payment of the Minimum Withholding Obligations.

In the event that any of your units vest in connection with your death or Disability or a termination of your Service, in each case as provided under Section 3.1 above, such vested units will be settled upon or promptly following (and in all events not later than two and one-half months following) the date of such vesting event (or, in the event that you are entitled to additional vesting of your units as a result of a Change in Control as provided above, the date of the Change in Control event as to any additional units vesting on that event).

5. Withholding Taxes. No Stock Units will be paid to you hereunder unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the settlement of this Award. With the Company’s consent and subject to all applicable laws and Company policies (including insider-trading policies), these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when the units are settled, (b) surrendering shares that you previously acquired or (c) a Broker Arrangement (as defined above). In the case of clauses (a) and (b) above, the Fair Market Value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

The award is intended as a “short-term deferral” under Section 409A of the Code and this Agreement shall be interpreted consistent with that intent. Except for the Company’s withholding right set forth in the preceding paragraph, you will be responsible for any and all taxes that arise with respect to your award.

6. Protection Against Dilution.

6.1 Adjustments. In the event of a stock split, a stock dividend or a similar change in Company stock, a corresponding proportionate adjustment shall automatically be made to the number of Common Shares covered by this Award. In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such proportionate adjustments as it, in its sole discretion, deems appropriate. Except as provided in this Section 6, the Grantee shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. Any adjustment of Common Shares pursuant to this Section 6.1 shall be rounded down to the nearest whole number of Common Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

6.2 Dissolution or Liquidation. To the extent not previously exercised or settled, this Award shall terminate immediately prior to the dissolution or liquidation of the Company.

6.3 Reorganizations. In the event that the Company is a party to a merger or other reorganization, the outstanding portion of this Award shall be subject to the agreement of merger or reorganization. Such agreement may provide for (a) the continuation of the outstanding portion of this Award by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding portion of this Award by the surviving corporation or its parent or subsidiary, or (c) the substitution by the surviving corporation or its parent or subsidiary of its own award for the outstanding portion of this Award. In the event that the Award will not be continued or assumed and a substitute award will not be provided for the Award, the Award shall accelerate and be fully vested immediately prior to the transaction (and may, in the discretion of the Committee and after giving effect to such accelerated vesting, be settled for the full value of the outstanding portion of this Award in cash or cash equivalents followed by cancellation of this Award).

7. Restrictions on Resale. You agree not to sell any Common Shares acquired pursuant to the Award at a time when Applicable Law, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

8. Transfer of Award.

8.1 In General. Except as expressly permitted by the Committee pursuant to Section 9.2, no Stock Units shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution. Notwithstanding anything to the contrary herein, Stock Units may be transferred and exercised in accordance with a Domestic Relations Order.

8.2 Exception for Certain Transfers. The Committee may, in its sole discretion, allow you to transfer this Award as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest. The Committee will allow you to transfer this Award only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

9. Limitation on Rights.

9.1 Retention Rights. This Agreement does not give you the right to be retained by the Company or any Parent or any Subsidiary or Affiliate in any capacity. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

9.2 Regulatory Requirements. Any other provision of the Agreement notwithstanding, the obligation of the Company to issue Common Shares under the Agreement shall be subject to all Applicable Law. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to this Agreement prior to the satisfaction of all Applicable Law relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The Company’s obligation to deliver Common Shares or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Grantee or other person entitled under this Agreement to receive any shares with respect to the vested Stock Units deliver to the Company such assurances and representations as the Committee may deem necessary or desirable to assure compliance with all applicable requirements.

9.3 Code Section 409A. Notwithstanding anything in the Agreement to the contrary, the Agreement is intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.

10. Miscellaneous.

10.1 Governing Law. This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).

10.2 The Agreement and Grant Notice. This Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement between the parties. Notwithstanding anything herein to the contrary, no consent of the Grantee shall be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension, termination or modification: (a) is required or advisable in order for the Company or the Agreement to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 6, is in the best interests of the Company or its shareholders. The Board may, but need not, take the tax or accounting consequences to the Grantee into consideration in acting under the preceding sentence. Those decisions shall be final, binding and conclusive.

10.3 Clawback Policy. The Company may (i) cause the cancellation of the Award, (ii) require reimbursement of the Award by the Grantee and (iii) effect any other right of recoupment of equity or other compensation provided under this Agreement or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”). In addition, the Grantee may be required to repay to the Company certain previously paid compensation, whether provided under this Agreement or another equity incentive plan of the Company or otherwise, in accordance with the Clawback Policy.

By signing the Grant Notice form which precedes this Agreement, the Grantee agrees to all of the terms and conditions described above and in the Grant Notice.